Exhibit 99.1

VantaCore Partners LP
and Subsidiaries

Consolidated Financial Report
December 31, 2013

Contents

Independent Auditor's Report of McGladrey LLP	1
Independent Auditor's Report of Cooper, Travis & Company, PLC	2

Financial Statements

Consolidated balance sheets	3 - 4

Consolidated statements of income	5

Consolidated statements of changes in partners’ capital	6

Consolidated statements of cash flows	7

Notes to consolidated financial statements	8 - 22

Independent Auditor’s Report

To the General Partner
VantaCore Partners LP
Philadelphia, Pennsylvania

Report on the Financial Statements
We have audited the accompanying consolidated financial statements of VantaCore Partners LP and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of income, changes in partners’ capital and cash flows for the years then ended and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VantaCore Partners LP and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/McGladrey LLP
Chicago, Illinois
March 31, 2014

Independent Auditor’s Report

To the Partners
VantaCore Partners LP
Philadelphia, Pennsylvania

We have audited the accompanying consolidated balance sheets of VantaCore Partners LP and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, partners' equity, and cash flows for the years then ended. These financial statements are the responsibility of the General Partner. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of VantaCore Partners LP as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/Cooper, Travis & Company, PLC
Certified Public Accountants

Nashville, Tennessee
May 8, 2012

VantaCore Partners LP and Subsidiaries

Consolidated Balance Sheets
December 31, 2013 and 2012

	2013	2012
Assets
Current Assets
Cash and cash equivalents	$1,118,171	$994,140
Accounts receivable, trade, net of allowance	15,768,803	16,395,183
Contract receivables	2,962,694	2,215,653
Inventories	4,536,078	3,982,669
Costs and estimated earnings in excess of billings on uncompleted contracts	174,746	140,956
Prepaid expenses	2,449,886	2,774,945

Total current assets	27,010,378	26,503,546

Property, Plant and Equipment, net	38,767,159	35,968,302

Mineral Reserves, net	89,150,163	90,925,677

Other Assets
Goodwill	28,081,200	28,081,200
Other intangibles, net	3,621,082	4,473,435
Debt issue costs, net	1,569,316	1,961,859
Deferred stripping costs	740,075	431,326
Other	38,984	38,984
Total other assets	34,050,657	34,986,804

Total assets	$188,978,357	$188,384,329

See Notes to Consolidated Financial Statements

VantaCore Partners LP and Subsidiaries

Consolidated Balance Sheets (Continued)
December 31, 2013 and 2012

	2013	2012

Liabilities and Partners' Capital
Current Liabilities
Current maturities of installment notes payable	$93,437	$376,800
Current portion of obligations under capital leases	803,146	780,629
Accounts payable, trade	6,922,727	6,970,961
Billings in excess of costs and estimated earnings on uncompleted contracts	193,562	176,325
Accrued compensation and other	2,145,108	857,753
Accrued expenses	3,784,956	2,699,103
Total current liabilities	13,942,936	11,861,571

Long-Term Liabilities
Note payable, revolver	74,138,707	72,587,480
Installment notes payable, less current maturities	145,086	239,390
Obligations under capital leases, net of current portion	1,624,713	1,261,460
Deferred state income taxes	771,000	771,000
Asset retirement obligation	3,285,215	1,828,816
Total long-term liabilities	79,964,721	76,688,146

Total liabilities	93,907,657	88,549,717

Commitments and Contingencies (Notes 9, 13, and 18)

Partners' Capital	95,070,700	99,834,612

Total liabilities and partners' capital	$188,978,357	$188,384,329

See Notes to Consolidated Financial Statements

VantaCore Partners LP and Subsidiaries

Consolidated Statements of Income
Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011

Net sales and contract revenues earned	$138,552,952	$90,773,620	$48,291,048

Cost of sales and revenues earned	111,054,734	73,291,238	40,422,481

Gross profit	27,498,218	17,482,382	7,868,567

General and administrative expenses	14,075,152	9,388,489	7,201,998

Operating income before other operating (income) expense	13,423,066	8,093,893	666,569

Other operating (income) expense:
Depletion and amortization	2,601,933	2,029,505	1,157,130
Unit incentive plan	878,751	226,298	78,345
Other expenses	27,788	152,746	131,028
Other income	(43,821)	(109,480)	(310,046)
Acquisition related costs	-	866,664	400,000
(Gain) Loss on sale of assets	(70,894)	84,232	59,181
	3,393,757	3,249,965	1,515,638

Operating income (loss)	10,029,309	4,843,928	(849,069)

Financial (income) expense:
Interest expense	3,134,341	2,893,432	1,946,399
Amortization of financing costs	494,613	708,629	1,046,571
Interest income	(52,121)	(33,404)	(47,824)
	3,576,832	3,568,657	2,945,146

Net income (loss)	$6,452,477	$1,275,271	$(3,794,215)

See Notes to Consolidated Financial Statements

VantaCore Partners LP and Subsidiaries

Consolidated Statements of Changes in Partners' Capital
Years Ended December 31, 2013, 2012 and 2011

	Limited Partners										Total Partners' Capital
	Preferred A and B		Common		Class A Subordinated		Class B Subordinated		General Partner
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount
Partners' capital at December 31, 2010, as restated	1,055,294	$16,638,744	2,823,137	$40,608,695	171,973	$1,990,725	742,275	$14,243,607	41,486	$590,804	$74,072,575

Issuance of units
Unit incentive plan	—	—	—	—	—	—	4,792	8,000	—	—	8,000
Equity financing	314,584	4,404,175	—	—	—	—	—	—	—	—	4,404,175
Less: equity issue costs	—	(100,000)	—	—	—	—	—	—	—	—	(100,000)
Paid-in-kind	372,450	4,082,481	—	(4,034,214)	—	—	—	—	—	(48,267)	—

Net income (loss)	—	90,231	—	(3,057,004)	—	(186,221)	—	(594,756)	—	(46,465)	(3,794,215)

Distributions	—	(599,466)	—	(1,329,682)	—	—	—	—	—	(16,044)	(1,945,192)
Partners' capital at December 31, 2011	1,742,328	$24,516,165	2,823,137	$32,187,795	171,973	$1,804,504	747,067	$13,656,851	41,486	$480,028	$72,645,343

Issuance of units
Warrant exercise	—	—	78,646	550,522	—	—	—	—	—	—	550,522
Equity financing	—	—	4,821,429	33,750,000	—	—	—	—	—	—	33,750,000
Less: equity issue costs	—	—	—	(1,735,715)	—	—	—	—	—	—	(1,735,715)
Paid-in-kind	356,195	3,942,245	—	(3,908,525)	—	—	—	—	—	(33,720)	—

Net income (loss)	—	1,501,216	—	(232,312)	—	(7,181)	—	(31,186)	—	44,734	1,275,271

Distributions	—	(2,277,784)	—	(4,322,364)	—	—	—	(16,623)	—	(34,038)	(6,650,809)
Partners' capital at December 31, 2012	2,098,523	$27,681,842	7,723,212	$56,289,401	171,973	$1,797,323	747,067	$13,609,042	41,486	$457,004	$99,834,612

Issuance of units
Equity financing	91,063	1,457,008	—	—	—	—	—	—	—	—	1,457,008
Less: equity issue costs	—	(92,029)	—	—	—	—	—	—	—	—	(92,029)
Paid-in-kind	409,001	5,225,526	—	(5,200,015)	—	—	—	—	—	(25,511)	—

Net income	—	4,379,756	—	1,843,452	—	41,048	—	178,318	—	9,903	6,452,477

Distributions	—	(3,060,632)	—	(9,474,030)	—	—	—	—	—	(46,706)	(12,581,368)

Partners' capital at December 31, 2013	2,598,587	$35,591,471	7,723,212	$43,458,808	171,973	$1,838,371	747,067	$13,787,360	41,486	$394,690	$95,070,700

See Notes to Consolidated Financial Statements

VantaCore Partners LP and Subsidiaries

Consolidated Statements of Cash Flows
Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
Cash Flows from Operating Activities
Net Income	$6,452,477	$1,275,271	$(3,794,215)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,478,544	5,379,004	4,125,962
Amortization, intangibles, debt issue and asset retirement costs	1,374,682	1,602,071	1,860,376
Depletion	1,775,514	1,177,763	1,078,817
Deferred state income taxes	—	13,000	96,000
(Gain) Loss on sale of assets	(70,894)	111,403	59,181
Changes in operating assets and liabilities, net of effects of acquisition of business:
Receivables	(120,661)	2,495,389	(1,098,795)
Inventories	(553,409)	348,931	(1,026,011)
Costs and estimated earnings in excess of billings on uncompleted contracts	(33,790)	(36,080)	560,724
Prepaid expenses and other assets	16,310	(727,776)	(279,804)
Accounts payable	(48,234)	(1,272,731)	(525,956)
Billings in excess of costs and estimated earnings on uncompleted contracts	17,237	(63,168)	(51,819)
Accrued compensation costs	1,287,355	596,294	(90,047)
Accrued expenses	1,085,853	1,054,803	120,744
Net cash provided by operating activities	17,660,984	11,954,174	1,035,157
Cash Flows from Investing Activities
Acquisition of business	—	(74,338,147)	(5,406,257)
Proceeds from sale of equipment	163,711	352,086	1,142,862
Purchase of equipment	(6,586,535)	(2,790,047)	(2,502,003)
Net cash used in investing activities	(6,422,824)	(76,776,108)	(6,765,398)
Cash Flows from Financing Activities
Payments on installment notes payable and obligations under capital leases	(1,401,897)	(1,143,169)	(1,461,031)
Net proceeds on revolver	1,551,227	41,941,780	4,741,568
Deferred financing costs	(47,070)	(1,362,274)	—
Proceeds from issuance of partnership units	1,457,008	33,750,000	4,412,175
Equity issue costs	(92,029)	(1,735,715)	(100,000)
Distributions to partners	(12,581,368)	(6,100,287)	(1,945,192)
Net cash (used in) provided by financing activities	(11,114,129)	65,350,335	5,647,520
Net increase (decrease) in cash and cash equivalents	124,031	528,401	(82,721)
Cash and cash equivalents:
Beginning of year	994,140	465,739	548,460
End of year	$1,118,171	$994,140	$465,739

Supplemental Schedule of Noncash Investing and Financing Activities
Equipment acquired under capital leases and notes payable	$1,410,000	$666,480	$1,597,208
Retirement cost asset due to increase in asset retirement obligation	$1,373,683	$—	$—
Paid-in-kind units issued	$6,544,655	$5,582,908	$5,773,059
Issuance of partnership units for exercise of warrants as distributions to partners	$—	$550,522	$—

Supplemental Disclosure of Cash Flow Information
Cash payments for interest	$3,143,175	$2,524,875	$1,915,157
See Notes to Consolidated Financial Statements

VantaCore Partners LP and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Basis of Presentation
VantaCore Partners LP is a privately held limited partnership formed in December 2006 under the laws of the State of Delaware. The general partner is VantaCore LLC (the GP). VantaCore Partners LP is structured as a master limited partnership (MLP). VantaCore Partners LP and Subsidiaries (below) are collectively referred to herein as the Partnership.

VantaCore Partners LP operates businesses in the aggregates extractive and construction industries through its wholly owned subsidiaries. The consolidated financial statements and accompanying notes present the accounts and transactions of VantaCore Partners LP and its wholly owned subsidiaries, Winn Materials, LLC and Winn Marine, LLC (together Winn), McIntosh Construction Company, LLC and McAsphalt, LLC (together McIntosh), Southern Aggregates, LLC (Southern), Winn Materials of Kentucky, LLC (Winn Kentucky) and Laurel Aggregates of Delaware, LLC (Laurel). All significant intercompany accounts and transactions have been eliminated in consolidation.

Mining business: Winn Materials, LLC and Winn Kentucky each operate a limestone quarry, while Winn Marine, LLC operates a barge loading and unloading facility at its dock on the Cumberland River. Winn Materials, LLC also owns limestone reserves. The Winn Marine, LLC business primarily imports sand; however, given its location adjacent to Winn Materials, LLC, they also load crushed stone onto river barges. Winn Materials, LLC sells both crushed stone and sand to the local Clarksville and Montgomery County, Tennessee markets, with a certain portion of these material sales also being made to McIntosh. Winn Kentucky sells crushed limestone primarily to the southwestern Kentucky and northern Tennessee markets. Southern, operates six sand and gravel facilities and sells its sand and gravel primarily to ready-mix customers in south central Louisiana, including the Baton Rouge and Lafayette markets. Laurel operates a limestone quarry with both surface and underground mining and sells aggregate products to customers in Maryland, West Virginia, Pennsylvania and Ohio.

Construction business: McIntosh Construction Company, LLC performs asphalt paving, site preparation and concrete curbing activities for the highway, commercial and residential markets. McAsphalt LLC manufactures and sells asphalt used by McIntosh Construction Company, LLC in its paving business, as well as to government agencies and third party commercial businesses. McIntosh’s sales are primarily in the local Clarksville and Montgomery County, Tennessee markets.

Note 2. Significant Accounting Policies
Use of estimates: The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates include costs to complete on long-term construction contracts, the fair value of net assets acquired in business combinations, useful lives for long-lived assets, and asset retirement obligations.

Business combinations: The purchase price of an acquired company is allocated between tangible and intangible assets acquired and liabilities assumed from the acquired business based on their estimated fair values. Any excess of consideration over the estimated fair values is recorded as goodwill. The results of operations of the acquired business are included in the Partnership’s operating results from the dates of acquisition.

Fair value accounting and financial instruments: The fair value of current assets and current liabilities approximates the carrying value due to the immediate or short-term maturity of these financial instruments. The fair value of long-term debt approximates the carrying value based on comparison of terms (maturity, interest rate, etc.) to comparable debt offerings in the marketplace. The fair value of unit incentive grants is based on per-unit cash prices from recent transactions for like units.

Where fair value accounting is applicable, management determines fair value in accordance with the hierarchy established by guidance from the Financial Accounting Standards Board (FASB). Under the guidance, fair values are determined based on observable inputs such as quoted market prices, information from comparable transactions, or the replacement cost of assets in similar condition or stage of usefulness (Levels 1 and 2). If observable inputs are not available, unobservable inputs are used such as valuation models that utilize expected future cash flows (Level 3).

As of December 31, 2013 and 2012, the Partnership had no assets or liabilities measured at fair value other than an interest rate swap, which terminated in April, 2013. This swap was not material as of December 2012 and was a Level 3 classification within the hierarchy.

Revenue recognition: Revenues from the sale of aggregate, gravel, sand and asphalt is recorded based upon the transfer of product at delivery to customers, which generally occurs at the quarries or asphalt plants.

Revenues from long-term construction contracts are recognized on the percentage-of-completion method, measured by the percentage of total costs incurred to date to the estimated total costs for each contract. That method is used since management considers total cost to be the best available measure of progress on the contracts. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those arising from final contract settlements, which result in revisions to job costs and profits are recognized in the period in which the revisions are determined.

Contract costs include all direct job costs and those indirect costs related to contract performance, such as indirect labor, supplies, insurance, equipment maintenance and depreciation. General and administrative costs are charged to expense as incurred.

The asset “Costs and estimated earnings in excess of billings on uncompleted contracts” represents revenues recognized in excess of amounts billed. The liability “Billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenues recognized.

Cash equivalents and cash concentrations: The Partnership considers all highly liquid investments purchased with a maturity of three months or less at the time of purchase to be cash equivalents.

The Partnership maintains cash and cash equivalents with several financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. These deposits may be redeemed upon demand, and are maintained with major financial institutions within the United States that have high credit ratings, which are monitored by management, to mitigate risk of loss.

Accounts receivable and credit risk: The Partnership’s accounts receivable are exposed to credit risk, which, in part, could be affected by changes in economic or other factors. The Partnership extends credit to certain customers after review of various credit indicators, generally without collateral. The Partnership may require personal guarantees by certain customers and may be eligible for the filing of a contractors’ lien against the property on which the work is performed. The Partnership manages its exposure to credit risk through credit analysis, credit approvals, credit limits and monitoring procedures, and may ultimately rely on normal lien rights. Outstanding customer receivable balances are regularly reviewed for possible nonpayment indicators. The Partnership maintains an allowance for doubtful accounts based on a combination of factors. The factors management considers when quantifying the allowance for doubtful accounts include the aging of accounts receivable, industry trends, the financial strength of customers, credit ratings, customer specific credit risks and payment and default history. Changes in these factors, among others, may lead to adjustments in the allowance for doubtful accounts. The determination of the allowance requires judgment as to the impact of those and other factors on the ultimate realization of accounts receivable. The Partnership writes off accounts receivable to the allowance for doubtful accounts when management determines collection is highly unlikely and collection efforts have ceased. Bad debt expense for any period presented is equal to the changes in the period end allowance for doubtful accounts, net of write-offs, recoveries and other adjustments. The allowance for doubtful accounts on trade accounts receivable was approximately $446,000 and $160,000 at December 31, 2013 and 2012, respectively.

Inventories: Inventories consist of aggregates, gravel and asphalt components such as stone, sand, and recycled and liquid asphalt. Inventories are stated at the lower of average cost or market. Cost includes all direct materials, direct labor and related production overheads based on normal operating capacity.

Property, plant and equipment: Property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which range from 39 to 40 years for buildings, office and shop facilities; 5 to 12 years for machinery and equipment; and 5 years for autos and trucks. The costs of repairs and maintenance are charged to expense as incurred. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss realized on disposition is reflected in earnings.

The Partnership begins capitalizing mine development costs at a point when reserves are determined to be proven or probable, economically mineable and when demand supports investment in the market. Capitalization of these costs ceases when production commences. Mine development costs are amortized based on production over the estimated life of mineral reserves and amortization is included as a component of depreciation expense.

Depreciation expense amounted to $6,478,544, $5,379,004 and $4,125,962 for the years ended December 31, 2013, 2012 and 2011, respectively.

Mineral reserves: Mineral reserves consist of estimates of the unmined proven and probable mineral material that can be mined and are carried at cost less depletion. The minerals reserves were acquired through both land purchases and long-term leases. Cost was based on the estimated fair value at the time the reserves were acquired and depletion is computed based on the units-of-production method using the total estimated minerals to be mined and sold over the life of the mining operations on a quarry-by-quarry basis which range from 20 to 50 years.

Mineral reserves in the accompanying consolidated balance sheets at December 31, 2013 and 2012 are presented net of accumulated depletion of $7,179,229 and $5,403,715, respectively.

Intangible assets: Identifiable definite-lived intangible assets acquired in business combinations are amortized over their respective economic lives on a straight-line basis, which approximates the timing of the estimated cash flows used to determine their values.

Goodwill: Goodwill represents the excess of the purchase price over fair value of net assets acquired in business combinations. In accordance with FASB accounting and disclosure guidance for goodwill, the Partnership tests its recorded goodwill for impairment annually or more often if indicators of potential impairment exist, by determining if the carrying value of a reporting unit exceeds its estimated fair value. Factors that could trigger an interim impairment test include, but are not limited to, underperformance relative to historical or projected future operating results or significant changes in the Partnership’s overall business, industry, or economic trends. The Partnership determined that it has four reporting units for its 2013 testing and there has been no impairment as of December 31, 2013 and 2012.

Long-lived assets: Long-lived assets include identifiable intangibles with finite lives, mineral reserves, and property, plant and equipment. Management reviews the Partnership’s long-lived asset groups for impairment whenever events or changes in circumstances indicate that the carrying amount of such asset groups may not be recoverable. Such events and circumstances include, among other factors: operating losses; market value declines; technological developments resulting in obsolescence; changes in demand for the company’s products; changes in competition and competitive practices; uncertainties associated with the area economies; changes in the expected level of capital; operating expenditures; and changes in governmental regulations or actions.

The Partnership’s long-lived assets are impaired when the undiscounted net future cash flows that management expects the asset group to generate are less than the asset group’s current carrying amount. These estimated future cash flows are highly subjective and are based on numerous assumptions about future operations and market conditions. Any impairment loss recognized is determined by the amount by which the carrying amount exceeds the estimated fair market value of the particular asset group. Management will estimate the fair market value of the impaired asset group using a valuation model based on conventional discounted cash flow methodology and use assumptions of current market pricing curves commensurate with the risks associated with the assets that are reviewed for impairment. Other methodologies may be used when appropriate based on the nature of the asset group. These estimates will also be highly subjective.

Debt issue costs: The Partnership capitalizes certain costs incurred in connection with obtaining financing and amortizes those costs over the terms of the underlying debt, the terms of which currently mature in June 2017. Amortization of costs is measured on a straight-line basis, which approximates the effective interest method, and is included with interest expense in the accompanying consolidated statements of income. At December 31, 2013 and 2012, capitalized debt issue costs totaled approximately $2,267,000 and $2,220,000, respectively, which are presented net of accumulated amortization of approximately $698,000 and $258,000, respectively.

Deferred stripping costs: Pre-production stripping costs, which represent costs of removing overburden and waste materials to access mineral deposits, are deferred and amortized over the expected production period of the area stripped for mining, which is generally one to two years. Post-production stripping costs to continue accessing the minerals are included in production and inventory costs.

Total pre-production stripping costs deferred as of December 31, 2013 and 2012 were $740,075 and $431,326, respectively.

Asset retirement costs and obligations: In accordance with authoritative guidance related to accounting for asset retirement obligations, the Partnership recognizes an asset and liability related to the future estimated costs to close its facilities based on facility closure plans filed with the respective state authorities. The estimated costs are generally based on the expected cash flow approach discounted using a credit-adjusted risk free rate of current cost estimates. It is reasonably possible that the estimates of discounted cash flows may change in the near term resulting in the need to record additional costs, based on receipt of more current information (see Note 13).

The retirement cost asset is amortized over the estimated life of the related mining operation using the straight-line method.

Income taxes: The Partnership is a limited partnership whereby federal and most state income taxes are the responsibility of the individual partnership unit holders, therefore, no provision for income taxes is provided except for certain states which is included in general and administrative expenses in the accompanying consolidated statements of income. Unit holders are taxed individually on their pro-rata share of the Partnership’s earnings in accordance with the Partnership Agreement.

For applicable state jurisdictions, the Partnership recognizes deferred tax assets and liabilities using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. Deferred taxes result primarily from timing differences related to the depletion of mineral reserves and the amortization of goodwill and other intangibles for tax purposes over a 15 year period. Management assesses the ability to realize deferred tax assets, and to the extent management determines a deferred tax asset will not be fully realized, a valuation allowance is recorded against the asset.

The Partnership also follows FASB guidance related to the accounting for uncertain tax positions and recognizes a tax benefit only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, including resolutions of any related appeals or litigation processes, based on the technical merits of the position. The Partnership has evaluated its tax positions and has no uncertain tax positions that require adjustment to the consolidated financial statements in order to comply with the provisions of this guidance.

Personal assets, liabilities, partners’ compensation and distributions: In accordance with the generally accepted method of presenting partnership financial statements, the consolidated financial statements do not include the personal assets and liabilities of the partners, including their income tax effects on their distributive shares of the net income or loss of the Partnership. The expenses shown in the consolidated statements of income do not include any compensation to the partners other than compensation to certain limited partners who are employees and which are not material to the consolidated financial statements.

Distributions are reported as a reduction of partners’ capital when declared by the Board and are determined in accordance with the terms of the Partnership Agreement. No provision has been made in the accompanying consolidated financial statements for any amounts declared as distributions subsequent to December 31, 2013.

Note 3. Contract Receivables
Construction contract receivables for McIntosh at December 31, 2013 and 2012 are summarized as follows:

	2013	2012
Estimates due on contracts
Completed contracts	$1,446,906	$1,218,514
Uncompleted contracts	1,314,014	768,016
Retainage due on contracts	201,774	229,123
	$2,962,694	$2,215,653

Note 4. Costs and Estimated Earnings on Uncompleted Contracts and Backlog
Costs and estimated earnings on uncompleted contracts at December 31, 2013 and 2012 consist of the following:

	2013	2012
Costs incurred on uncompleted contracts	$5,401,335	$5,746,753
Estimated earnings	770,345	641,840
	6,171,680	6,388,593
Less: Billings to date	(6,190,496)	(6,423,962)
	$(18,816)	$(35,369)

Included in the accompanying consolidated balance sheets under the following captions:

	2013	2012
Costs and estimated earnings in excess of billings on uncompleted contracts	$174,746	$140,956
Billings in excess of costs and estimated earnings on uncompleted contracts	(193,562)	(176,325)
	$(18,816)	$(35,369)

The following is a reconciliation of backlog on contracts in progress at December 31, 2013 and 2012:

	2013	2012
Balance, beginning of year	$6,095,622	$6,347,125
New contracts and contract adjustments	17,102,526	15,187,603
	23,198,148	21,534,728
Less: Contract revenue earned	(13,851,490)	(15,439,106)
Balance, end of year	$9,346,658	$6,095,622

McIntosh is occasionally required to furnish performance and payment surety bonds to contract owners of certain construction projects for which the Partnership is contingently liable to indemnify the sureties for any payments made by them in respect of such bonds.

Of the December 31, 2013 backlog, amounts subcontracted to various specialty sub-contractors were not material.

Note 5. Inventories
The components of inventories at December 31, 2013 and 2012 are as follows:

	2013	2012
Stone	$3,779,713	$2,608,726
Gravel	331,159	901,417
Liquid asphalt	37,961	32,425
Reprocessed asphalt products	387,245	440,101
	$4,536,078	$3,982,669

Note 6. Property, Plant and Equipment
The components of property, plant and equipment at December 31, 2013 and 2012 are as follows:

	2013	2012
Land	$911,332	$911,332
Building and improvements	5,460,062	5,195,729
Retirement cost asset	3,160,799	1,787,116
Quarry and plant equipment	48,711,886	42,237,487
Trucks and autos	3,286,979	3,182,782
Office equipment	587,009	498,938
Mine development costs	1,345,533	778,227
	63,463,600	54,591,611
Less: accumulated depreciation	(24,696,441)	(18,623,309)
	$38,767,159	$35,968,302

Equipment cost and accumulated amortization for assets under capital leases was $5,103,363 and $2,013,019, respectively, as of December 31, 2013 and $3,693,363 and $1,384,437, respectively, as of December 31, 2012.

Note 7. Goodwill and Other Intangibles
Goodwill resulting from business combinations in previous years totaled $15,644,794 as of January 1, 2012.

Other intangible assets of December 31, 2013 and 2012 consist of the following:

	Estimated Lives	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
		2013
Noncompete agreements	2 - 10 years	$6,290,000	$4,137,661	$2,152,339
Tradenames	20 - 36 years	1,716,979	248,236	1,468,743
		$8,006,979	$4,385,897	$3,621,082

		2012
Noncompete agreements	2 - 10 years	$6,290,000	$3,347,661	$2,942,339
Tradenames	20 - 36 years	1,716,979	185,883	1,531,096
		$8,006,979	$3,533,544	$4,473,435

Amortization of approximately $852,000 for the years ended December 31, 2013 and 2012 and 2011, is included in other operating expenses in the accompanying consolidated statements of income. Estimated aggregate amortization expense for the next five years is approximately $850,000 per year for 2014 and 2015, $411,000 for 2016, and $215,000 for 2017 and $135,000 for 2018.

Note 8. Current and Long-Term Debt, Pledged Assets
Installment debt at December 31, 2013 and 2012, is summarized as follows:

	2013	2012
Installment note payable due in two annual principal payments of
$161,000 and a balloon payment of $267,000 paid January 2013,
plus interest at 7.00%	$—	$267,000
Installment notes payable, due in monthly payments of
approximately $9,000 through May 2016, including interest at
3.00%, collateralized by equipment and vehicles	238,523	349,190
	238,523	616,190
Less current maturities	(93,437)	(376,800)
Long-term portion	$145,086	$239,390

Revolving credit facility: In April 2010, the Partnership, through its operating companies Winn, McIntosh, and Southern, entered into a three-year revolving credit facility in the amount of $42,000,000 which was used to repay the outstanding principal, interest and fees on the then existing credit facilities and the remaining amount was available to the Partnership for future acquisitions and working capital needs.

On June 8, 2012, concurrent with the acquisition of Laurel, the Partnership amended its existing credit facility to include Laurel and increase the credit available to $100,000,000, with an additional $25,000,000 accordion feature subject to certain borrowing base limitations. At December 31, 2013,  availability subject to the borrowing base was approximately $91,134,000. In addition, interest on the facility was amended to generally be either (1) for base rate advances, 2.25% plus the greater of (a) the bank’s base rate, (b) the federal funds rate plus 0.5%, or (c) the daily LIBOR plus 1% or (2) for LIBOR rate advances, 3.25% plus a defined rate based on LIBOR. At December 31, 2013, the Partnership had $73,000,000 outstanding under LIBOR rate advances at 3.52% and $1,138,707 outstanding under base rate advances at 5.5%. There were no letters of credit outstanding at December 31, 2013. In addition, there is a 0.5% fee on available but unused funds. Substantially all of the Partnership’s assets are pledged as collateral.

The revolving credit facility includes certain covenants that specify financial reporting requirements and generally restricts, among other things, the Partnership’s ability to incur additional indebtedness (except for permitted indebtedness as defined), redeem equity interests or make distributions (except for permitted redemptions and distributions as defined), create liens on assets, incur capital expenditures and transfer or sell assets in excess of defined amounts. In addition, the revolving credit facility requires the Partnership to maintain a minimum quarterly fixed charge coverage ratio of 1.0 to 1.0, generally defined as income before interest and depreciation/amortization minus unfunded capital expenditures, distributions and taxes paid, divided by the sum of the cash debt service. The Partnership was in compliance with the fixed charge coverage ratio at December 31, 2013.

The revolving credit facility term expires on June 7, 2017. The facility includes a subjective acceleration clause which gives the lender the right to call for repayment if the lender determines there has been a material adverse event. In addition, the facility also requires customer payments from sales be deposited into depository accounts to be used to pay down outstanding amounts under the facility. In accordance with the Accounting Standards Codification 470-10, the existence of these two items in the facility requires the amounts outstanding under the facility to be classified as current liabilities. Management believes the likelihood of the lender exercising its rights under the material adverse event clause is remote. The lender has waived the subjective acceleration clause through January 1, 2015. Accordingly, the amounts outstanding under the revolving credit facility are presented in long-term liabilities in the accompanying consolidated balance sheets as of December 31, 2013 and 2012.

Aggregate annual maturities required (or as a result of terms otherwise described above) on long-term debt, including the revolving credit facility, as of December 31, 2013, are due in future years as follows:

Years Ending December 31,	Amount
2014	$93,437
2015	74,243,613
2016	40,180
$74,377,230

Note 9. Lease Commitments
The Partnership and certain of its subsidiaries entered into various equipment leases that are classified as capital leases. The leases have terms of 5 years and each contains a bargain purchase option at the expiration of the terms. Future minimum payments under all capital leases at December 31, 2013, are as follows:

Years Ending December 31,	Amount
2014	$875,438
2015	698,423
2016	657,356
2017	324,671
2018	25,343
Total minimum leases payments	2,581,231
Less amount representing interest	(153,372)
Total capital lease obligation	2,427,859
Current portion of capital lease obligation	(803,146)
Long-term portion of capital lease obligation	$1,624,713

The Partnership and certain of its subsidiaries are also parties to various operating leases, which are not considered material, either individually or in the aggregate.

Note 10. Equity Financing
On August 3, 2011, the Partnership completed an equity financing with certain partners, the proceeds of which were used to acquire Winn Kentucky and a piece of construction equipment. The Partnership issued 314,584 Preferred B Units at a price of $14.00 per unit for total gross proceeds of $4,404,175. The Preferred B Units had warrants attached granting the holders the right to receive 0.25 Common Units for each Preferred B Unit held. On August 4, 2012, the Preferred B unit holders exercised their rights under the warrants and the Partnership issued 78,646 Common Units.

On June 8, 2012, the Partnership completed an equity financing with certain partners, the proceeds of which were used to acquire the membership interests of Laurel. The Partnership issued 4,821,429 Common Units at a price of $7.00 per unit for total gross proceeds of $33,750,000.

On August 15, 2013, the Partnership completed an equity financing with certain partners, the proceeds of which were used for construction of a new plant at its Winn Materials, LLC location and plant expansion at its Southern location. The Partnership issued 91,063 Preferred B Units at a price of $16.00 per unit for total gross proceeds of $1,457,008.

The Partnership incurred $92,029, $1,735,715 and $100,000 in 2013, 2012 and 2011, respectively, of costs related to the proceeds from the issuance of units which is a reduction of the equity financing in the accompanying consolidated statements of changes in partners’ capital.

Note 11. Retirement Plan
The Partnership has a 401(k) plan which is open to all employees of the Partnership after completion of 30 days of service. The Partnership provides matching contributions equal to 100% of the first 3% of employees’ contributions, plus

50% of employees’ contributions up to an additional 2% of compensation after completing one year of service. Employees vest in the Partnership contributions ratably over a 5-year period. Partnership matching contribution expense for the years ended December 31, 2013, 2012 and 2011, was $308,456, $210,026 and $181,013, respectively.

Note 12. Related Party Transactions
Winn Materials, LLC pays royalties to a company owned by one of the Partnership’s unit holders based on crushed rock sales. Royalty expense attributable to the related party for the years ended December 31, 2013, 2012 and 2011, was $107,308, $117,616 and $152,299, respectively.

Southern pays royalties to companies owned by the former owners of Southern. Royalty expense attributable to the related parties for the years ended December 31, 2013, 2012 and 2011, was $265,868, $176,378 and $250,064, respectively.

Note 13. Asset Retirement Obligations and Environmental Matters
The Partnership’s operations are subject to and affected by federal, state and local laws and regulations relating to the environment, health and safety and other regulatory matters. Certain of the Partnership’s operations may, from time to time, involve the use of substances that are classified as hazardous or toxic within the meaning of these laws and regulations. Environmental operating permits are, or may be, required for certain of the Partnership’s operations, and such permits are subject to modification, renewal and revocation. The Partnership regularly monitors its operations, procedures and policies for compliance with these laws and regulations. Despite these compliance efforts, risk of environmental remediation liability is inherent in the operation of the Partnership’s business, as it is with other similar companies engaged in similar businesses. The Partnership has no provision for environmental remediation liabilities and does not believe that such liabilities will have a material adverse effect on the Partnership in the future.

Asset retirement obligations: In accordance with its operating permits, the Partnership is liable for certain costs involving the ultimate closure of Laurel’s mining operations. These charges include costs of land reclamation, water drainage, and incremental direct administration costs of closing the operations.

As a result, the Partnership follows authoritative guidance relating to the accounting for asset retirement obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the related asset retirement costs. The guidance requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and capitalized as part of the carrying amount of the long-lived asset. The estimate of fair value is based on best available information including the results of present value techniques.

During 2013, the Company recognized an additional asset retirement obligation and related asset of approximately $1,373,000. The Partnership determines the estimated obligations based on current and proposed regulatory requirements. On an annual basis, the Partnership reviews the liabilities to fulfill the retirement obligation. Regulatory requirements provide for the determination of the liability generally using current costs and annual inflation increases. Costs for 2013 and 2012 were approximately $83,000 and $42,000, respectively. The liability is also periodically reviewed as permits are renewed or as otherwise determined by regulatory authorities.

The environmental regulatory agencies overseeing the Partnership’s operations require the Partnership to provide assurance that funds will be available for the costs. The Partnership has surety bonds to cover the ultimate closure of its facilities (which includes the accrued processing costs). The amount of the surety bonds totaled approximately $3,700,000 and $2,500,000 at December 31, 2013 and 2012, respectively.

Mining operations at Winn and Southern are not required to accrue closure cost obligations. Management expects future reclamation and/or closure costs related to these operations will not be material to the consolidated financial statements.

Note 14. Business Combinations
Laurel: On June 8, 2012, the Partnership acquired all of the membership interests in Laurel for a purchase price of $74,338,147. The transaction was financed with $33,750,000 from the issuance of Common Units to certain equity partners and $40,588,147 from borrowings under the Partnership’s revolving credit facility. The acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price was allocated to assets acquired and liabilities assumed based on estimated fair values as determined by the Partnership’s management using information currently available and current assumptions as to future operations. The Partnership acquired Laurel in order to expand operations into new regions while benefiting from new customers principally in the energy industry.

The estimated fair value of the underlying assets acquired and liabilities assumed as of the June 8, 2012, acquisition date are summarized as follows:

Assets
Accounts Receivable	$14,256,462
Inventories	1,204,865
Prepaid expenses and other	1,039,717
Property, plant and equipment	14,150,717
Retirement cost asset	1,787,116
Mineral reserves	36,857,905
Noncompete agreements and tradename intangibles	1,173,572
Goodwill	12,436,406
82,906,760
Liabilities
Accounts payable and accrued expenses	(6,781,497)
Asset retirement obligation	(1,787,116)

Net assets acquired	$74,338,147

The Partnership recognized $866,664 of acquisition related costs that were expensed and reported in the 2012 consolidated statement of income as acquisition related costs, a component of other operating expense. The Partnership also recognized $1,362,274 in debt issue costs in connection with borrowings obtained to finance the acquisition which were capitalized as an asset and are being amortized over the term of the underlying debt. The Partnership also recognized $1,735,715 in costs associated with issuing Common Units (see Note 10).

The goodwill acquired was due primarily to Laurel’s presence in the market and its expected ability to grow the operations. Goodwill is expected to be deductible for tax purposes. The intangible assets acquired have a weighted average estimated useful life of 30 years.

NALC USA Corporation: On August 3, 2011, Winn Kentucky acquired the net assets of NALC USA Corporation for a purchase price of $5,406,257. The transaction was financed with $3,864,279 in Preferred A units and $1,541,978 from borrowings under the Partnership’s revolving credit facility. The acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price was allocated to assets acquired and liabilities assumed based on estimated fair values as determined by the Partnership’s management using information currently available and current assumptions as to future operations. The net assets were acquired in order to expand operations into new regions.

The estimated fair value of the assets acquired and liabilities assumed as of the August 3, 2011, acquisition date are summarized as follows:

Assets
Accounts Receivable	$335,150
Property, plant and equipment	464,741
Mineral reserves	1,480,000
Noncompete agreement intangibles	2,050,000
Goodwill	1,416,544
5,746,435
Liabilities
Accounts payable and accrued expenses	(340,178)
Net assets acquired	$5,406,257

The goodwill acquired was due primarily to the seller’s presence in the market. It is deductible for tax purposes. The noncompete agreement's estimated useful life is 5 years.

The Partnership recognized approximately $400,000 of acquisition related costs that were expensed and reported in the 2011 consolidated statement of income as acquisition related costs, a component of other operating expense. The Partnership also recognized approximately $100,000 in costs associated with issuing Preferred Units (see Note 10).

Note 15. Limited Partners' Interest in Net Income (Unaudited)
Basic and diluted net income per unit is calculated by dividing net income, after deducting the amount allocated to the General Partner’s interest, by the sum of the weighted average number of limited partner preferred, common and subordinated units outstanding during the period.

The General Partner’s interest in net income after special allocations as defined in the Partnership Agreement, for the years ended December 31, 2013, 2012 and 2011 was 0.37%, 0.49% and 0.84%, respectively, in accordance with the Partnership Agreement. The General Partner was allocated $9,903, $44,734, and ($46,465) for the years ended December 31, 2013, 2012 and 2011, respectively. The following table presents the income attributable to limited partners' interests at December 31:

	2013	2012	2011

Average limited partner units outstanding - basic	11,076,673	8,466,804	4,923,707
Units incentive plan	161,133	69,148	32,978
Limited partner units - fully diluted	11,237,806	8,535,952	4,956,685

Calculation of income attributable to Limited Partners' interests:
Net income (loss)	$6,452,477	$1,275,271	$(3,794,215)
Less: General Partner's interest	(9,903)	(44,734)	46,465

Income attributable to Limited Partners' interests	$6,442,574	$1,230,537	$(3,747,750)

Note 16. Management Incentive Plan
The Partnership has an incentive program under which management employees may be granted partnership units. As amended in February 2013, the plan allows for up to 550,000 Common Units available for grants. Grants are determined at the discretion of the Board and are accounted for at estimated fair value as of the grant date. General terms of the grants to date are that the units vest after three years, subject to continuous employment. The Partnership accrues the liability for compensation expense ratably over the requisite service period. Total units granted as of December 31, 2013 are 405,161 of which 372,033 represent Common and the balance (under the previous plan) are Class B Subordinated. In 2013, 2012 and 2011, the Partnership issued grants of Common Units of 154,891, 207,143 and 10,000, respectively, with a fair value at grant date of $1,125,000, $1,450,000 and $200,000, respectively. There were no units issued in 2013 or 2012 due to vesting.  In 2011, 4,792 Subordinated B units were issued due to vesting. The total unrecognized compensation of approximately $1,479,000 will be recognized over the next three years. During the years ended December 31, 2013, 2012 and 2011, the Partnership recognized non-cash, equity-based compensation expense of approximately $879,000, $226,000 and $78,000, respectively.

Note 17. Partnership Equity, Allocations and Distributions
The Partnership’s equity consists of General, Preferred A and B, Common, and Subordinated A and B Units. The Preferred A and B Units will convert to Common Units on the date of an initial public offering of the Partnership (“IPO”), or under certain other cases, as defined in the Partnership Agreement.

Preferred B Units, depending on their characterization as either Post-Integration Preferred B Units or Pre-Integration Preferred B Units (as defined in the Partnership Agreement), have an economic preference with respect to quarterly and other distributions of available cash (defined below).

Preferred A Units and Common Units have the same economic rights with respect to quarterly distributions and other distributions of available cash.

Additionally, upon any liquidation of the Partnership, the Preferred A and B Units have liquidation preferences equal to their initial purchase price plus any unpaid minimum quarterly distributions (defined below).

The Partnership distributes all cash on hand within 45 days after the end of each quarter, less reserves established by the General Partner in its discretion. This is defined as “available cash” in the Third Amended and Restated VantaCore Partners LP Agreement, (the Partnership Agreement). The General Partner has broad discretion to establish cash reserves that it determines are necessary or appropriate to properly conduct the Partnership’s business.

Prior to an IPO date, the Partnership will, in general, pay cash distributions each quarter in the following manner:

•
First, to the unit holders holding Post-Integration Preferred B Units (as defined in the Partnership Agreement), pro rata, in an amount equal to 100 percent less the percentage interest of the General Partner (which was 0.37, 0.38 and 0.75 percent at December 31, 2013, 2012 and 2011, respectively), and to the General Partner in an amount equal to its percentage interest, until each Post-Integration Preferred B Unit has received a minimum of $0.3825, plus any arrearages from prior quarters;

•
Second, to the unit holders holding Pre-Integration Preferred B Units, Preferred A Units and Common Units, pro rata (adjusting for the $0.3825 quarterly distribution applicable to the Preferred B Units and $0.475 applicable to the Preferred A and Common Units, the Minimum Quarterly Distribution, or "MQD”), in an amount equal to 100 percent less the percentage interest of the General Partner and to the General Partner in an amount equal to its percentage interest, until each Pre-Integration Preferred B Unit has received a minimum of $0.3825, plus any arrearages from prior quarters, and each Preferred A and Common Unit holders has received a minimum of $0.475, plus any arrearages from prior quarters;

•
Third, to the Class A subordinated unit holders in an amount equal to 100 percent less the percentage interest of the General Partner, and to the General Partner in an amount equal to its percentage interest, until each Class A subordinated unit has received a minimum of $0.475, plus any arrearages from prior quarters (subject to arrearages being capped at the aggregate minimum quarterly distribution paid to the Class B subordinated unit holders for the quarter);

•
Fourth, to the Class B subordinated unit holders in an amount equal to 100 percent less the percentage interest of the General Partners, and to the General Partner in an amount equal to its percentage interest, until each Class B subordinated unit has received a minimum of $0.475, subject to a reduction in distributions, equal to any arrearage payments made to the Class A subordinated unit holders, for that quarter; and

•
Thereafter, the distributions to the Preferred A, Preferred B, Common, Class A, and Class B subordinated unit holders, pro rata, in an amount equal to 100 percent less the percentage interest of the General Partner, and to the General Partner in an amount equal to its percentage interest.

On or after an IPO date, the preferred units will convert to common units, on a one for one basis, and the Partnership will, in general, pay cash distributions each quarter in the following manner:

•
First, to the Common unit holders in an amount equal to 100 percent less the percentage interest of the General Partner, and to the General Partner in an amount equal to its percentage interest, until each common unit has received the minimum quarterly distribution, as established as of the IPO date, (the IPO MQD), plus any arrearages from prior quarters;

•
Second, to the Class A Subordinated unit holders in an amount equal to 100 percent less the percentage interest of the General Partner, and to the General Partner in an amount equal to its percentage interest, until each Class A Subordinated unit holder has received the IPO MQD, plus any arrearages from prior quarters (subject to arrearages being capped at the aggregate minimum quarterly distribution paid to the Class B Subordinated unit holders for the quarter);

•
Third, to the Class B Subordinated unit holders in an amount equal to 100 percent less the percentage interest of the General Partner, and to the General Partner in an amount equal to its percentage interest, until each Class B Subordinated unit holder has received a minimum of the IPO MQD, subject to a reduction in distributions, equal to any arrearage payments made to the Class A Subordinated unit holders, for that quarter;

•
Fourth, to the Common, Class A, and Class B Subordinated unit holders, pro rata, in an amount equal to 100 percent less the percentage interest of the General Partner, and to the General Partner in an amount equal to its percentage interest, until there has been distributed to each unit holder an amount equal to the excess of the First Target (defined as 110 percent of the IPO MQD) over the IPO MQD;

•
Fifth, to the unit holders, pro rata, in an amount equal to 87 percent less the percentage interest of the General Partner, and to the General Partner in an amount equal to its percentage interest, and 13 percent to the holders of the Incentive Distribution Rights (as defined in the Partnership Agreement), pro rata, until each unit has received an amount equal to the excess of the Second Target (defined as 125 percent of the IPO MQD) over the First Target;

•
Sixth, to the unit holders, pro rata, in an amount equal to 77 percent less the percentage interest of the General Partner, and to the General Partner in an amount equal to its percentage interest, and 23 percent to the holders of the Incentive Distribution Rights, pro rata, until each unit has received an amount equal to the excess of the Third Target (defined as 150 percent of the IPO MQD) over the Second Target; and

•
Thereafter, to the unit holders, pro rata, in an amount equal to 52 percent less the percentage interest of the General Partner, and to the General Partner in an amount equal to its percentage interest, and 48 percent to the holders of the Incentive Distribution Rights.

The subordination period is generally defined as the period that ends on the first to occur of the following dates: (a) the first day of any quarter beginning on or after the third anniversary of the IPO if (i) the Partnership has distributed at least the IPO MQD on all outstanding units and to the General Partner with respect to each of the three consecutive, non-overlapping, complete four-quarter periods; and (ii) the Adjusted Operating Surplus, as would have been sufficient to enable the Partnership to distribute the IPO MQD on all outstanding units on a fully diluted basis and the related distribution in the General Partner interest during those periods; (b) the first day of any quarter beginning on or after the third anniversary of the IPO if (i) the distributions paid on all outstanding units and the General Partner with respect to the complete four-quarter period equaled or exceeded 150 percent of the IPO MQD; and (ii) the Adjusted Operating Surplus, during such periods equals or exceeded 150 percent of the IPO MQD on all outstanding units on a fully diluted basis and the related distribution in the General Partner interest during those periods; or (c) the date on which the General Partner is removed as general partner of the Partnership, where cause does not exist and no units held by the General Partner are voted in favor of such removal.

After the subordination period, the Partnership will, in general, pay cash distributions each quarter in the following manner:

•
To all unit holders, pro rata, in an amount equal to 100 percent less the percentage interest of the General Partner, and to the General Partner in an amount equal to its percentage interest, subject to the Incentive Distribution Rights as defined in the Partnership Agreement, until the Partnership distributes for each outstanding unit an amount equal to the distribution for that quarter.

There is no guarantee that the Partnership will pay the minimum quarterly distribution on the Preferred, Common or Subordinated Units in any quarter, and the Partnership will be prohibited from making any distributions to unit holders if it would cause an event of default, or if an event of default is existing, under any outstanding debt facility.

Quarterly distributions made by the Partnership for the years ended December 31, 2013, 2012 and 2011, were as follows:

Date Cash	Distribution Amount per Unit				PIK Distributions To		Cash Distributions To
Distributions	Quarter		Annualized		Limited	General	Limited	General	Cash and PIK
Paid	Pref. A	Pref. B	Pref. A	Pref. B	Partners	Partner	Partners	Partner	Distributions

2013
February 14, 2013	$0.475	$0.383	$1.90	$1.53	$2,746,010	$10,947	$1,874,562	$7,056	$4,638,575
May 14, 2013	$0.475	$0.383	$1.90	$1.53	2,146,876	8,377	2,576,852	9,665	4,741,770
August 14, 2013	$0.475	$0.383	$1.90	$1.53	693,488	2,651	4,129,534	15,425	4,841,098
November 14, 2013	$0.475	$0.383	$1.90	$1.53	932,770	3,536	3,953,714	14,560	4,904,580
					$6,519,144	$25,511	$12,534,662	$46,706	$19,126,023

2012
February 14, 2012	$0.475	$0.383	$1.90	$1.53	$1,452,276	$11,154	$676,558	$5,198	$2,145,186
May 14, 2012	$0.475	$0.383	$1.90	$1.53	1,117,477	8,460	1,048,931	7,941	2,182,809
August 14, 2012	$0.475	$0.383	$1.90	$1.53	1,013,474	6,241	1,747,919	10,777	2,778,411
November 14, 2012	$0.475	$0.383	$1.90	$1.53	1,965,961	7,865	2,592,841	10,122	4,576,788
					$5,549,188	$33,720	$6,066,249	$34,038	$11,683,194

2011
February 18, 2011	$0.475	$—	$1.90	$—	$1,485,319	$—	$347,217	$3,019	$1,835,555
May 13, 2011	$0.475	$—	$1.90	$—	1,393,827	—	471,153	4,038	1,869,018
August 12, 2011	$0.475	$—	$1.90	$—	1,753,771	—	161,266	1,353	1,916,390
November 11, 2011	$0.475	$0.383	$1.90	$1.53	1,091,875	48,267	949,512	7,634	2,097,287
					$5,724,792	$48,267	$1,929,148	$16,044	$7,718,250

The Partnership Agreement provides for those unit holders who are entitled to receive a declared quarterly distribution, the option to receive Preferred Units A in lieu of a cash distribution (PIK Units). During 2013 and 2012, the unit holders opted to receive 409,001 and 356,195 Preferred A Units at $16.00 per unit in 2013 and prices between $15.50 and $16.00 per unit in 2012.

On August 4, 2012, the applicable Preferred B unit holders exercised the warrants attached to the Preferred B Units for 0.25 Common Units for each Preferred B Unit. As a result, the Partnership issued 78,646 Common Units valued at $7.00 per unit, for a total of $550,522. The exercise was for no cash and the offsetting effect to Common Units has been reflected as a component of distributions to the applicable Preferred B unit holders in the accompanying consolidated statement of changes in partners’ capital for the year ended December 31, 2012.

Note 18. Contingencies
The Partnership is occasionally subject to various legal proceedings and claims that arise in the ordinary course of its business. Management does not expect the ultimate resolution of these matters to have a material adverse effect on the Partnership’s consolidated results of operations, financial position or cash flows.

Note 19. Subsequent Events
On February 11, 2014, the Partnership declared a distribution of $0.475 per unit ($1.90 annualized distribution) on its outstanding Preferred A and Common units and $0.3825 per unit ($1.53 annualized distribution) on its outstanding

Preferred B units, representing the distribution for the quarter ended December 31, 2013. $0.235 per unit of the distribution ($2,369,025) was paid in cash to the Preferred A and Common unit holders, while $0.240 per unit of the distribution ($2,419,430) was paid as PIK in Preferred A Units to the Preferred and Common unit holders at a $16.00 Preferred Unit price. In addition, $0.383 per unit of the distribution ($155,160) was paid in cash to the Preferred B unit holders. The total $4,967,307 distribution, including a $14,560 cash distribution and a $9,132 Preferred A PIK distribution to the General Partner, was paid on February 14, 2014.

In February 2014 the Partnership completed the second portion of an equity financing with certain partners, the proceeds of which were used to continue construction of the new plant at its Winn Materials, LLC location and plant expansion at its Southern location (see Note 10). The partnership issued 126,812 Preferred B Units at a price of $16.00 per unit for total gross proceeds of $2,028,992.

Management has assessed events occurring subsequent to December 31, 2013, through March 31, 2014, the date the consolidated financial statements were available to be issued, for potential recognition and disclosure in the consolidated financial statements.